Exhibit 21.1


                  SUBSIDIARIES OF THE REGISTRANT

         The subsidiaries of the registrant are as follows:

                                                  Percentage of Voting
                                  Incorporated      Securities Owned by
            Name                  Under Laws of     Immediate Parent
            ----                  -------------     --------------------
The Old Second National Bank    The United States        100%
     of Aurora

The Old Second Community Bank
     of North Aurora            State of Illinois        100%

The Old Second Community Bank
     of Aurora                  State of Illinois        100%

Yorkville National Bank         The United States        100%

Burlington Bank                 State of Illinois        100%

Kane County Bank and Trust
     Company                    State of Illinois        100%

Bank of Sugar Grove             State of Illinois        100%


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